Exhibit 10.9

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties in Beijing, People’s Republic of China (“China”) on March 15, 2021:

Party A: Etao International Healthcare Technology Co., Ltd., having its address at Room 201-9, Floor 2, Building 10, Zhongguancun Software Park, No. 8, Dongbeiwang West Road, Haidian District, Beijing; and

Party B: Alliance Insurance Brokerage Co., Ltd., having its address at Room 101-107 and Room 201-208, Building 2, No. 80, Zhengxi Road, Yangpu District, Shanghai.

Each of Party A and Party B is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.	Party A is a limited liability company registered in China, who has the necessary resources to provide the services hereunder;

2.	Party B is a limited liability company registered in China;

3.	Party A is willing to use its advantage of technology, personnel and information to exclusively provide Party B with technical services related to computer software production and development, technical consulting and other services during the term of this Agreement (see the specific scope below), and Party B agrees to accept such exclusive services provided by Party A or its designated party according to the terms hereof.

Therefore, Party A and Party B enter into the following agreements upon consensus through negotiation:

1.	Provision of Services by Party A

1.1	Subject to the terms and conditions hereof, Party B hereby appoints Party A as an exclusive service provider of Party B, to provide full business support, technical service and consulting service to Party B during the term hereof. Such support and services shall be determined by Party A from time to time within the business scope of Party B, including but not limited to the followings: technology development, technology promotion, technology transfer, technical consultation and technical services; basic software services; application software services; computer system services; enterprise planning; economic and trade consultation .

1.2	Party B agrees to accept the consultation and services to be provided by Party A. Party B further agrees that, except with prior written consent of Party A, it shall not accept any consultation and/or services from or enter cooperation with any third party with respect to the matters contemplated herein during the term hereof. Party A may designate any other party (which may enter into certain agreements described in Clause 1.3 hereof with Party B) to provide the consultation and/or services hereunder.

1.3	Way of Providing Services

1.3.1	Party A and Party B agree that they may enter into other technical service agreement and consulting service agreement directly or indirectly through their respective affiliates during the term hereof to specify the content, way, personnel, charge and other matters of any specific technical service and consulting service.

1.3.2	For performance of this Agreement, Party A and Party B agree that they may enter into intellectual property (including but not limited to software, trademark, patent, know-how) license agreement directly or indirectly through their respective affiliates during the term hereof to permit Party B to use relevant intellectual property of Party A based on its business needs.

1.3.3	For performance of this Agreement, Party A and Party B agree that they may enter into any agreement on lease of equipment or plant directly or indirectly through their respective affiliates during the term hereof to permit Party B to use relevant equipment or plant of Party A based on its business needs.

1.3.4	Party A may decide in its sole discretion to subcontract to any third party a portion of the services to be provided by it hereunder to Party B.

1.3.5	Party B hereby grants Party A an irrevocable and exclusive purchasing right to, at its sole discretion, purchase any or all assets or business of Party B to the extent permitted by the laws and regulations of China at the minimum price permitted by the laws of China. The Parties then will enter into a separate asset/business transfer contract to specify the terms and conditions of such transfer.

2.	Calculation and Payment of Service Fees, Financial Statements, Audit and Taxation

2.1	Both Parties agree that Party B shall pay 85% of its net income to Party A as service fees (“Service Fees”). The Service Fees shall be paid monthly. During the term of this Agreement, Party A has the right to adjust the Service Fees only according to its own decision without the consent of Party B. Party B shall, within 30 days of the last day of each month, (a) provide Party A with Party B’s management accounts and operation data of the current month, which shall specify Party B’s net income of the current month ( “Monthly Net Income”, which, for the avoidance of any doubt, refers to the balance after the Party B’s total consolidated profit of the current month is offset by the losses (if any) of Party B and its subsidiaries in previous years, and deducts the necessary operating costs, expenses, tax and other statutory expenses, but Party A has the right to adjust the specific amount of the balance in accordance with this clause); and (b) pay 85% of the Monthly Net Income to Party A (“Monthly Payment”). After receiving the management accounts and operation data, Party A shall issue an invoice for the corresponding technical service fee to Party B within seven (7) working days. Party B shall pay the amount indicated in the invoice within seven (7) working days after receiving the invoice. All payments shall be transferred to the bank account designated by Party A by remittance or other methods approved by all parties. The Parties agree that Party A may change such payment instructions by serving a notice to Party B from time to time.

2.2	Party B shall, within ninety (90) days after end of the fiscal year, (a) provide Party A with the audited financial statements of the current fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A; (b) pay the difference if the audited financial statements show that the total amount of Monthly Payment paid by Party B to Party A in this fiscal year is insufficient.

2.3	Party B shall prepare financial statements required by Party A in accordance with the requirements of applicable laws and business practice.

2.4	After notified by Party A in advance by five (5) days, Party B shall allow Party A and/or its designated auditor to audit Party B’s relevant account books and records and copy necessary partial book accounts and records in the main office location of Party B so as to verify the accuracy in Party B’s income and statements.

2.5	The tax arising from the execution of this Agreement shall be undertaken respectively by each party.

3.	Intellectual Property, Confidentiality and Non-Competitioin

3.1	Party A shall enjoy the exclusive rights and interests in ownership to all rights, title, interest and intellectual property generated or created from performance of this Agreement, including but not limited to copyright, patent, patent application, trademark, software, know-how, commercial secrets and others, whether developed by Party A or Party B.

3.2	Both Parties acknowledge that any oral or written information exchanged between them with respect to this Agreement are confidential information. Each Party shall keep such information confidential, and shall not disclosure such information to any third party without written consent of the other Party, except for any information (a) known or will be known to the public (not through disclosure by the receiving Party); (b) the disclosure of which is required by applicable laws or any rules or regulations of any stock exchange; or (c) required by any transaction contemplated herein to be disclosed to either Party’s legal or financial consultant who shall be bound by any confidentiality obligations similar to those under this Clause 3.2. Any disclosure by any personnel or organization employed by either Party shall be deemed disclosure by such Party, and such Party shall be liable for breach by the personnel or organization of this Agreement. This Clause 3.2 shall survive termination of this Agreement for whatever reasons.

3.3	Except with prior written consent of Party A, Party B shall not directly or indirectly operate any business other than that specified in the business license or permit of Party B, nor directly or indirectly operate any business in competition with that of Party A in China, including investment in any entity who operates any business in competition with that of Party A, nor operate any other business other than that consented by Party A in writing.

3.4	Both Parties agree that this Clause 3 shall survive any modification, cancellation or termination of this Agreement.

4.	Representations and Warranties

4.1	Party A represents and warrants that:

4.1.1	It is a company duly registered and validly existing according to the laws of China.

4.1.2	Its execution and performance hereof are within its legal capacity and business and operation scope, and it has taken all necessary corporate actions, are duly authorized and has obtained consents and approvals from any third party and government authorities, and it has not violated any laws or other restrictions binding or affecting it.

4.1.3	This Agreement constitutes legal, valid and binding obligations of Party A, and is enforceable against Party A according to its terms.

4.2	Party B represents and warrants that:

4.2.1	It is a company duly registered and validly existing according to the laws of China.

4.2.2	Its execution and performance of this Agreement is within its legal capacity and business and operation scope, and it has taken all necessary corporate actions, are duly authorized and has obtained consents and approvals from any third party and government authorities, and it has not violated any laws or other restrictions binding or affecting it.

4.2.3	This Agreement constitutes legal, valid and binding obligations of Party B, and is enforceable against Party B according to its terms.

5.	Effectiveness and Term

5.1	This Agreement is entered into and becomes effective on the date first written above. The term of this Agreement is the same as the business term of Party B, unless according to this Agreement, it is terminated early according to Party A’s written decision, or unless the laws of China provides otherwise.\

6.	Termination

6.1	To the maximum extent permitted by Chinese law, if either party’s business term expires within the term of this agreement, that party shall timely renew its business term so that this agreement can continue to be valid and implemented. If a party’s application for renewal of its business term is not approved or agreed by any competent authority, this Agreement shall be terminated at the expiration of the party's business term.

6.2	The rights and obligations under Clauses 3, 7 and 8 hereof shall survive termination of this Agreement.

6.3	Early termination of this Agreement for any reason shall not relieve either Party’s payment obligation hereunder (including but not limited to Service Fees) which becomes due before the termination, nor relieve any liability for breach of contract occurred before the termination. All Service Fees due and payable before termination of this Agreement shall be paid by Party B to Party A within fifteen (15) working days after the termination.

7.	Applicable Law, Dispute Resolution and Law Change

7.1	The execution, validity, interpretation, performance, amendment and termination of this Agreement, and the resolution of any dispute under this Agreement shall be governed by the laws of China.

7.2	If any dispute arises out of interpretation and performance of this Agreement, both Parties shall consult to resolve such dispute in good faith. If both Parties fail to reach an agreement on resolution of the dispute within 30 days after either Party proposes consultation, either Party may refer the dispute to the court of the plaintiff's domicile.

7.3	Where any dispute arises out of interpretation or performance hereof, or when any dispute is in litigation, except for the disputed matters, both Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

8.	Liability for Breach and Indemnification

8.1	If Party B materially violates any content under this Agreement, Party A has the right to terminate this Agreement and/or require Party B to pay damages; this Clause 8.1 shall not prejudice any other rights of Party A under this Agreement.

8.2	Unless otherwise provided by Chinese laws, Party B has no right to dissolve or terminate this Agreement under any circumstances.

8.3	Party B shall indemnify and hold Party A harmless from any losses, damages, liabilities or costs incurred by Party A from any litigations, claims or other demands against Party A resulting from or arising out of any consultation or service provided by Party A at the request of Party B, unless such losses, damages, liabilities or costs are caused by Party A’s intentional misconduct.

9.	Notification

9.1	All notices and other communications required or permitted by this Agreement shall be sent to the designated address of each Party by personal delivery, postage-prepaid registered mail, commercial courier service or fax. A confirmation shall be sent by email for each notice. The date of such notice is deemed to be effectively received shall be determined as follows:

9.1.1	When it is sent or refused at the designated receiving address, in case of personal delivery, courier service or postage-prepaid registered mail.

9.1.2	On the date when it is successfully transmitted (evidenced by the transmission confirmation generated automatically), in case of fax.

9.2	For the notice purpose, the address of the Parties are as follows:

Party A	Etao International Healthcare Technology Co., Ltd. Contact address: 1613-1615, Zhejiang Building, Anzhen Xili, Chaoyang District, Beijing Attention: Xintong Jian Mobile: [Redacted]

Party B	Alliance Insurance Brokerage Co., Ltd. Contact address: Room 101-107 and Room 201-208, Building 2, No. 80, Zhengxi Road, Yangpu District, Shanghai Attention: Fang Wang Mobile: [Redacted]

9.3	Either party may change its contact address at any time by sending notice to the other party in accordance with the terms of Clause 9.

10.	Transfer

10.1	Party B shall not transfer its rights or obligations hereunder to any third party without prior written consent of Party A.

10.2	Party B agrees that Party A may, upon prior written notice to Party B, transfer its rights and obligations hereunder to any third party without Party B’s consent.

11.	Severability

If any or several provisions hereof are decided void, illegal or unenforceable in any respect according to any laws or regulations, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. Both Parties shall consult in good faith to replace such void, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by laws and expected by the Parties, so that the valid provisions have as much similar economic effect to that of those void, illegal or unenforceable as possible.

12.	Entire Agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

13.	Amendment and Supplement

Any amendment or supplement to this Agreement shall be made in writing. The amendment and supplemental agreement entered into by both Parties with respect to this Agreement shall constitute an integral part of this Agreement, and have equal legal force as this Agreement.

14.	Language and Counterpart

This Agreement is made in two counterparts, with each Party holding one. All counterparts have equal legal force.

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In faith whereof, the Parties have caused this Exclusive Business Cooperation Agreement to be signed by their authorized representatives on the date first written above. This page is the signature page of Exclusive Business Cooperation Agreement between Etao International Healthcare Technology Co., Ltd. and Alliance Insurance Brokerage Co., Ltd..

Party A: Etao International Healthcare Technology Co., Ltd. (Company seal)

Signature:	/s/
Name: Xiuying Jiang
Title: Legal Representative

In faith whereof, the Parties have caused this Exclusive Business Cooperation Agreement to be signed by their authorized representatives on the date first written above. This page is the signature page of Exclusive Business Cooperation Agreement between Etao International Healthcare Technology Co., Ltd. and Alliance Insurance Brokerage Co., Ltd..

Party B: Alliance Insurance Brokerage Co., Ltd. (Company seal)

Signature:	/s/
Name: Ping Wang
Title: Legal Representative / Chairwoman